Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Employee Stock Purchase Plan, Non-Plan Inducement Stock Option Award and Non-Plan Inducement Restricted Stock Unit Award of Cepheid of our reports dated February 15, 2012, with respect to the consolidated financial statements and schedule of Cepheid, and the effectiveness of internal control over financial reporting of Cepheid included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 15, 2012